Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2024, with respect to the combined financial statements of Teucrium Commodity Trust, and the individual financial statements of each of the Funds comprising Teucrium Commodity Trust included in the Annual Report on Form 10-K for the year ended December 31, 2023, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, NY

April 22, 2024